Schedule A

to

Investment Advisory Agreement

of

J.P. Morgan Exchange-Traded Fund Trust

(Amended as of March 6, 2023)

Advisory Fee Rates

Name	Fee Rate
JPMorgan Equity Focus ETF[1]	0.50%
JPMorgan High Yield Municipal ETF[1]	0.35%
JPMorgan Inflation Managed Bond ETF[2]	0.28%

[1]	Initial term continues until October 31, 2024.
[2]	Initial term continues until October 31, 2023.

*        *        *         *        *

J.P. Morgan Exchange-Traded Fund Trust		J.P. Morgan Investment Management Inc.

By:	/s/ Timothy J. Clemens	By:	/s/ Brian S. Shlissel
Name:	Timothy J. Clemens	Name:	Brian S. Shlissel
Title:	Treasurer	Title:	Managing Director